EXHIBIT 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-000000) pertaining to the Earle M. Jorgensen Company 2004 Stock Incentive Plan of Reliance Steel & Aluminum Co. of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of Reliance Steel & Aluminum Co., its management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Reliance Steel & Aluminum Co., included in the Reliance Steel & Aluminum Co. Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
Ernst & Young LLP
Los Angeles, California
April 11, 2006